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Exhibit 5(m)
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MINNESOTA MUTUAL                                            SHORT TERM AGREEMENT
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AGREEMENT DATE        APPLICABLE COVERAGE                   SHORT TERM PREMIUM

                      Entire Policy
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                                    GENERAL

In consideration of the payment of the Sort Term Premium shown above, the Company hereby agrees to pay the death benefit provided by this agreement upon receipt of due proof that an insured Person has died while this agreement is in effect.

                              APPLICABLE COVERAGE

This short term agreement provides temporary protection preceding another coverage which shall be known as the Applicable Coverage. If the Applicable Coverage is a policy, it shall be identified by the words "Entire Policy" in the space above. If the Applicable Coverage is an agreement being added to a policy already in force, it shall be identified by its form number in the space above.

                                INSURED PERSON

An Insured Person shall be that person or those persons to be insured under the Applicable Coverage.

                               SHORT TERM PERIOD

This agreement shall take effect at the same time and subject to the same conditions as those stated in the application for the Applicable Coverage, provided that wherever the words "first premium" appear therein, the words "Short Term Premium" are substituted. This agreement shall terminate on the day preceding the date of issue of the Applicable Coverage. However, a grace period of 31 days will be allowed for payment of the first regular premium required under the Applicable Coverage. This agreement shall continue in force during the grace period. If death occurs during the grace period, the unpaid premium shall be deducted from the amount otherwise payable.

                                 DEATH BENEFIT

This agreement applies to the life coverage on the lives of all Insured Persons. The death benefit provided by this agreement shall be those benefits which would have been payable under the Applicable Coverage had death taken place on its date of issue, except that if an infant insured dies before attaining the age of 32 days, the amount shall be reduced to one-fourth the amount otherwise payable.

                                  DISABILITY

Any total and permanent disability benefits provided under the Applicable Coverage shall be included under this agreement.

                        CONTESTABLE AND SUICIDE PERIODS

The Contestable and suicide periods for the Applicable Coverage shall be measured from the date of this agreement.

This agreement is not in force unless countersigned by a Registrar.


                         /s/ Robert L. Senkler
                                   President

                         /s/ Dennis E. Prohofsky
                                   Secretary


                                   Registrar